Exhibit 99.1

             Foothill Independent Bancorp Reports Record Earnings in
 Second Quarter of 2005; Net Profits up 25% and Earnings Per Share Total $0.31



    GLENDORA, Calif.--(BUSINESS WIRE)--July 19, 2005--Foothill Independent Bancorp (NASDAQ:FOOT), the holding company for Foothill Independent Bank, today reported record profits in both the second quarter and first half of 2005, aided by a growing loan portfolio and substantial net interest margin expansion. Net income increased 25% to $2.77 million, or $0.31 per diluted share in the quarter ended June 30, 2005, compared to $2.21 million, or $0.25 per diluted share in the second quarter a year ago. For the first six months of 2005, net income grew 22% to $5.38 million, or $0.60 per diluted share, compared to $4.41 million, or $0.49 per diluted share in the first half of last year.
    "Our balance sheet management has contributed to three consecutive quarters of net interest margin expansion," stated George Langley, President and CEO. "We have continued to build our low-cost deposit base, keeping our cost of funds relatively stable. However as interest rates have increased, so have the yields on the adjustable rate loans in our portfolio. We may see further margin expansion as long as interest rates continue to rise at a reasonable pace." Foothill's net interest margin increased to 5.21% in the second quarter, compared to 4.87% in the immediately preceding quarter of 2005 and 4.65% in the second quarter a year ago. For the first half of 2005, net interest margin increased to 5.04% up from 4.79% for the first half of 2004.
    Performance measures all improved, reflecting Foothill's increases in profitability over the last year. Annualized return on average equity (ROE) improved to 16.5% in the second quarter of 2005, up from 14.5% in the same quarter last year. For the six months ended June 30, 2005, ROE improved to 16.3%, compared to 14.4% in the first half of 2004. Annualized return on average assets (ROA) grew to 1.37% for the second quarter, up from 1.20% in the same period of 2004, and to 1.33% for the first half of 2005, compared to 1.23% in the six-month period ended June 30, 2004. The efficiency ratio improved to 62.1% in the quarter and 62.0% for the six-month period ended June 30, 2005, from 63.7% and 64.3%, respectively, in 2004, due to the increases in net interest income in the three and six month periods ended June 30, 2005.
    "Excellent asset quality has become a hallmark of Foothill over the years," Langley said. "We have remained diligent with our underwriting standards, keeping credit costs at the absolute minimum."
    Non-performing loans (NPLs) and non-performing assets (NPAs), which are equal, were basically flat from a year ago at $186,000. NPLs represented just 0.04% of total loans at June 30, 2005, unchanged from a year ago. NPAs were 0.02% of assets at the end of the second quarter of 2005, also unchanged from the middle of last year. Foothill recorded net loan recoveries of $11,000 during the first six months of 2005, compared to net recoveries of $42,000 during the first six months last year. The reserve for loan losses remained at $5.03 million at June 30, 2005, representing 0.98% of gross loans and far exceeding NPAs.
    "We are managing the growth in our loan portfolio to minimize risk while still generating record profits," Langley said. "Reflecting the continued success of our strategy to build core deposits, our securities portfolio is up 20% from a year ago, although down slightly since the end of the first quarter. Deploying some of the capital that is currently committed to securities into higher-yielding loans, while at the same time maintaining credit quality, continue to be priorities for us."
    Total securities grew to $195 million, compared to $162 million at the end of the second quarter last year. Gross loans increased 8% to $513 million at the end of June 2005, up from $474 million at June 30, 2004. Assets increased 7% to $799 million at June 30, 2005, compared to $744 million a year earlier.
    Total deposits increased 7% to $717 million at June 30, 2005, compared to $671 million a year earlier. Core deposits, which consist of no-cost demand and low-cost savings and money market deposits, increased by $38 million over last year to $640 million at June 30, 2005. "During the second quarter of 2005, we advanced our strategy to improve our net interest margin by allowing some of our higher priced, longer term time deposits and more expensive money market deposits to run off," Langley said. "We used some brokered deposits to meet short-term liquidity needs, so time deposits were 13% higher than at June 30 last year." Core deposits represented 89% of total deposits at June 30, 2005, compared to 90% of total deposits at June 30, 2004.
    Reflecting balance sheet management, low-cost deposit base, and rising interest rate environment, interest income grew by $2.3 million over the second quarter of last year, while interest expense increased by only $321,000. As a result, net interest income increased 25% to $9.66 million in the second quarter of 2005, compared to $7.70 million in the same quarter of 2004. For the six-month period ended June 30, 2005, net interest income grew 20% to $18.6 million, compared to $15.6 million a year ago. Other operating income decreased to $1.34 million in the quarter, from $1.42 million in the second quarter of 2004 and in the six months ended June 30, 2005 decreased to $2.62 million from $2.83 million in the first half of 2004.
    Non-interest expenses increased 19% to $6.73 million in the second quarter this year, compared to $5.67 million in the second quarter of last year. For the six months ended June 30, 2005, such expenses increased 13% to $13.0 million, from $11.5 million in the first six months of last year. Those increases were the result of increased salaries, performance bonuses, and additional accounting and legal costs. However, despite those increases, the efficiency ratio improved to 62.1% in the quarter and to 62.0% for the six-month period ended June 30, 2005, from 63.7% and 64.3%, respectively, in the same corresponding periods of 2004, as net interest income grew at a greater rate than did non-interest expense.
    Shareholders' equity grew to $67.7 million at June 30, 2005, compared to $61.3 million a year earlier. Book value increased to $7.98 per share at the end of the second quarter this year. By comparison, book value per share at June 30, 2004, retroactively adjusted for a 5-for-4 stock split effective on May 25, 2005, was $7.30 per share. Capital ratios continue to be above the "Well-Capitalized" guidelines established by the regulatory agencies. The Tier 1 Leverage Ratio was 9.42% and the Total Risk-based Capital Ratio was 13.83% at June 30, 2005.

    About Foothill Independent Bancorp

    Foothill Independent Bancorp is a one-bank holding company that owns and operates Foothill Independent Bank. The Bank currently operates 12 commercial banking offices in Los Angeles, San Bernardino and Riverside Counties. Foothill Independent Bank has consistently earned the highest ratings for safety and soundness from such bank rating firms as Findley Reports, Bauer Financial Services, and Veribanc.

    Forward Looking Information

    This Release contains forward-looking statements within the meaning of the Securities Acts of 1933 and 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements set forth our expectations or beliefs regarding our future financial condition or future financial performance, which are based on current information. Our actual results in future periods could differ significantly from our current estimates, expectations and beliefs, as set forth in this Release, due to a number of risks and uncertainties that could affect our business or operating results. Those risks and uncertainties include, but are not limited to:

    -- The risk of increased competition from other financial institutions, which could require us to reduce the interest rates we are able to charge on loans or to increase the interest we must pay to attract or maintain deposits, either or both of which could lead to reductions in our net interest margin or net earnings.

    -- The risk of adverse changes in national economic conditions or changes in Federal Reserve Board monetary policies, which could lead to reductions in interest rates and in our net interest margins and to declines in loan demand or a weakening in the financial ability of borrowers to meet their loan obligations to us.

    -- The risk of a significant decline in real property values in Southern California which, because approximately 90% of our loans are secured by real property, could result in a deterioration in the performance of our loan portfolio and, as a result, could require us to increase the provisions we must make for potential loan losses and lead to increase in loan write-offs, which would reduce our earnings and could adversely affect our financial condition.

    -- The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, or localized economic downturns, could adversely affect our operating results.

    -- The risk of changes in federal and state bank regulatory policies that might have the effect of reducing yields on earning assets or increasing our operating costs.

    -- The risk that growth initiatives, such as the addition of new branches or possible acquisitions of other banks, would result in increased operating costs and declines in our earnings, and

    -- The risk that we may have to reduce or eliminate cash dividends due to the occurrence of any of the foregoing events.

    Certain of those risks and uncertainties, as well as others, are described more fully in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission. Readers of this Release are urged to read the cautionary statements, which are set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors That Could Affect Our Future Financial Performance" in Part II of that Report. Due to these uncertainties and risks, readers are cautioned not to place undue reliance on forward-looking statements contained in this Release, which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
            (Dollars in Thousands, Except Per Share Amount)

                  Three Months                 Six Months
                     Ended         Per-           Ended         Per-
                    June 30,       cent          June 30,       cent
             --------------------- Change --------------------- Change
                2005       2004              2005       2004
             ---------- ---------- ------ ---------- ---------- ------
Interest Income
 Interest on
  loans &
  leases        $9,014     $7,446           $17,282    $15,092
 Interest on
  securities     1,795      1,223             3,442      2,350
 Interest on
  federal
  funds sold       228         84               400        166
 Interest
  other             26         30                73         54
               ---------- ----------        ---------- ----------
 Total
  Interest
  Income        11,063      8,783     26%    21,197     17,662    20%
Interest
 Expense
 Deposits        1,096        992             2,155      1,916
 Interest on
  borrowings       309         92               429        184
              ---------- ----------        ---------- ----------
 Total
  Interest
  Expense        1,405      1,084     30%     2,584      2,100    23%
              ----------                   ----------
Net interest
 Income          9,658      7,699     25%    18,613     15,562    20%
Provision for
 loan losses        --         --                --         --
              ---------- ----------        ---------- ----------
Net interest
 income after
 loan loss
 provision       9,658      7,699     25%    18,613     15,562    20%
Other
 Operating
 Income
  Fees on
   deposits      1,106      1,290             2,144      2,557
 Gain on
  sales of
  SBA loans         --          3                13          5
 Other             233        123               464        272
              ---------- ----------        ---------- ----------
 Total Other
  Operating
  Income         1,339      1,416     -5%     2,621      2,834    -8%
Operating
 Expenses
 Salaries and
  employee
  benefits       3,121      2,825             6,064      5,603
 Occupancy
  and
  equipment      1,063      1,010             2,106      2,125
 Other           2,550      1,831             4,798      3,781
              ---------- ----------        ---------- ----------
 Total Other
  Operating
  Expenses       6,734      5,666     19%    12,968     11,509    13%
 Income
  before
  taxes          4,263      3,449             8,266      6,887
 Income taxes    1,498      1,242             2,890      2,476
   NET
    INCOME      $2,765     $2,207     25%    $5,376     $4,411    22%
              ========== ==========        ========== ==========
Per Share
 Data (1)
 Earnings per
  common
  share -
  Basic          $0.33      $0.26     27%     $0.64      $0.52    23%
              ========== ==========        ========== ==========
 Weighted
  average
  shares
  outstanding
  - Basic     8,468,801   8,402,166         8,447,598  8,399,240
              ========== ==========        ========== ==========
 Earnings per
  common
  share -
  Diluted        $0.31      $0.25     24%     $0.60      $0.49    22%
              ========== ==========        ========== ==========
 Weighted
  average
  shares
  outstanding
  - Diluted   8,989,684   8,906,607         9,004,818  8,936,213
              ========== ==========        ========== ==========


(1) Per share data for the three and six month periods ended June 30, 2004 have been retroactively adjusted to reflect a 5-for-4 stock split that was effectuated on May 25, 2005.



             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                              (Unaudited)
            (Dollars in Thousands, Except Per Share Amount)

                                             June 30,       Percentage
                                        -----------------     Change
                                          2005      2004
                                        --------- --------- ----------
                ASSETS:
Noninterest earning demand deposits and
 cash on hand                            $35,437   $39,253
Federal funds sold and overnight
 repurchase agreements                    27,000    36,700
Interest-earning deposits                  1,487     8,218
                                        --------- ---------
 Total Cash and Cash Equivalents          63,924    84,171       -24%
Securities available for sale            187,648   155,601
Securities held to maturity                7,781     6,872
                                        --------- ---------
 Total Securities                        195,429   162,473        20%
Loans and leases receivable              513,416   473,833         8%
Reserve For loan losses                   (5,027)   (4,989)
                                        --------- ---------
 Loans & Leases Receivable, Net          508,389   468,844         8%
Accrued interest receivable                3,255     2,717
Other real estate owned                       --        --
Premises and equipment                     4,684     4,872
Federal Home Loan Bank (FHLB) stock, at
 cost                                      4,214     3,389
Federal Reserve Bank (FRB) stock, at
 cost                                        348       351
Other assets                              18,408    17,482
                                        --------- ---------
             TOTAL ASSETS               $798,651  $744,299         7%
                                        ========= =========

 LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Non-interest bearing demand deposits    $288,273  $250,988
Savings & NOW deposits                   166,788   160,407
Money market deposits                    185,211   190,612
Time deposits                             77,159    68,493
                                        --------- ---------
  Total Deposits                         717,431   670,500         7%
Accrued employee benefits                  3,547     3,239
Accrued interest and other liabilities     1,705     1,013
Other debt                                 8,248     8,248
                                        --------- ---------
  Total Liabilities                      730,931   683,000         7%
STOCKHOLDERS' EQUITY:
Common stock $0.001 par value-
 authorized:  25,000,000 shares;
  issued and outstanding: 8,490,628 and
   8,398,484 shares, respectively              7         7
Additional paid-in capital                68,240    67,458
Retained earnings                            579    (4,458)
Accumulated other comprehensive income
 net of taxes                             (1,106)   (1,708)
                                        --------- ---------
  Total Stockholders' Equity              67,720    61,299        10%
                                        --------- ---------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY              $798,651  $744,299         7%
                                        ========= =========



             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
  CONSOLIDATED FINANCIAL RATIOS AND OTHER CONSOLIDATED FINANCIAL DATA
                              (Unaudited)
           (Dollars in thousands, except per share amounts)


                                       Three Months       Six Months
                                          Ended             Ended
                                         June 30,          June 30,
                                     ---------------   --------------
                                       2005    2004       2005   2004
                                     -------  ------     ------ ------
Financial Ratios:
 Return on average assets(1)          1.37%(1)  1.20%(1)  1.33%  1.23%
 Return on average equity(1)         16.48%(1) 14.54%(1) 16.31% 14.43%
 Efficiency ratio(1)                 62.13%    63.74%    62.03% 64.25%
 Annualized operating expense/average
  assets(1)                           3.33%(1)  3.09%(1)  3.22%  3.20%
 Net interest margin                  5.21%(1)  4.65%(1)  5.04%  4.79%
 Tier 1 capital ratio(1)              9.42%     9.62%     9.42%  9.62%
 Risk adjusted capital ratio(1)      13.83%    13.94%    13.83% 13.94%

Other Consolidated Financial Data
 Provision for loan losses             $--       $--       $--    $--
 Net charge-offs (recoveries)         $(12)     $(35)     $(11)  $(42)


(1) These ratios have been annualized.



                                                       At June 30,
                                                   -------------------
                                                      2005      2004
                                                   --------- ---------
                                                       (Dollars in
                                                        thousands,
Other Consolidated Financial Data (continued)         except per share
                                                         amounts)
                                                   -------------------
Net loans and leases                               $508,389  $468,844
Non-performing/non-accrual loans(1)
  Amounts                                              $186      $185
  As a percentage of gross loans                       0.04%     0.04%
Real estate owned - loans                               $--       $--
Total non-performing assets
  Amounts                                              $186      $185
  As a percentage of total assets                      0.02%     0.02%
Loan loss reserves
  Amounts                                            $5,027    $4,989
  As a percentage of gross loans                       0.98%     1.05%

Book value per share                                  $7.98   $7.30(2)


(1) Non-Accrual loans are loans that have made no payments of principal or interest for more than 90 days.

(2) Retroactively adjusted for a 5-for-4 stock split effectuated on May 25, 2005.


             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                           AVERAGE BALANCES
                              (Unaudited)
            (Dollars in Thousands, Except Per Share Amount)


                                Three Months Ended  Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                  2005      2004      2005      2004
                               --------- --------- --------- ---------
ASSETS
Earning assets:
 Interest-earning deposits       $4,082    $7,820    $6,328    $7,204
 Federal funds sold and
  overnight repurchase
  agreements                     31,114    35,548    29,811    35,136
 Investment securities          199,909   157,154   199,208   148,537
 Loans and leases (net of
  unearned income)              514,656   470,848   512,121   467,112
                               --------- --------- --------- ---------
    Total earning assets        749,761   671,370   747,468   657,989
Loan loss reserve                (5,022)   (4,979)   (5,020)   (4,961)
Non-earning assets               64,782    66,606    63,712    65,864
                               --------- --------- --------- ---------
        Total Assets           $809,521  $732,997  $806,160  $718,892
                               ========= ========= ========= =========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities:
 Deposits:
   Savings and interest
    bearing transaction
    accounts                   $359,423  $343,503  $367,906  $334,463
   Certificates of deposit,
    $100,000 or more             34,073    30,109    37,169    30,233
   Other time deposits           38,915    40,938    36,768    42,217
                               --------- --------- --------- ---------
 Total interest-bearing
  deposits                      432,411   414,550   441,843   406,913
 Other interest-bearing
  liabilities                    31,124     8,000    19,860     8,000
                               --------- --------- --------- ---------
    Total interest bearing
     liabilities                463,535   422,550   461,703   414,913
Non-interest liabilities:
 Demand deposits                273,382   244,820   272,939   237,386
 Other non-interest
  liabilities                     5,470     4,880     5,602     5,447
                               --------- --------- --------- ---------
Total liabilities               742,387   672,250   740,244   657,746
Stockholders' equity             67,134    60,747    65,916    61,146
                               --------- --------- --------- ---------
Total Liabilities and
 Stockholders' Equity          $809,521  $732,997  $806,160  $718,892




    CONTACT: Foothill Independent Bancorp
             G. Langley, 626-963-8551